CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Advisors Preferred Trust and to the use of our report dated February 25, 2022 on the financial statements and financial highlights of Kensington Managed Income Fund and Kensington Dynamic Growth Fund, each a series of shares of beneficial interest in Advisors Preferred Trust. Such financial statements and financial highlights appear in the December 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
March 17, 2022